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                                                                    EXHIBIT 99.1
Contact:
Sara Stanley
iNTELEFILM
(612) 925-8890
sstanley@intelefilm.com



FOR IMMEDIATE RELEASE


               WILLIAM SPELL, CEO OF PW EAGLE, JOINS INTELEFILM'S
                               BOARD OF DIRECTORS

MINNEAPOLIS, OCTOBER 3, 2000---iNTELEFILM(sm) Corporation (Nasdaq: FILM), a leading source of services to the commercial production industry, announced today that William Spell has agreed to act as a member of its Board of Directors.

Mr. Spell currently serves as the Chief Executive Officer of PW Eagle, Inc. (Nasdaq-NMS: PWEI, formerly EPII), a leading extruder of PVC pipe, polyethylene pipe and tubing products. In addition to PW Eagle, Mr. Spell also serves as President of Spell Capital Partners, LLC, a private equity firm that focuses on leveraged acquisitions of established business in the Upper Midwest. Mr. Spell has been involved in private equity investing for over 10 years.

"I'm looking forward to working with the iNTELEFILM team and feel confident that my experience in business, private equity investing and acquisitions will be a valuable addition to the iNTELEFILM business plan," said William Spell.

"Mr. Spell's extensive background in acquiring strong businesses will be beneficial in iNTELEFILM's growth and goal of becoming the leading service provider to the commercial production industry," said Christopher T. Dahl, Chief Executive Officer of iNTELEFILM. "We are thrilled to appoint someone with his insight and expertise as a member of our Board of Directors."

ABOUT INTELEFILM
iNTELEFILM, based in Minneapolis, is believed to be a leading source of services for the television commercial production industry, offering extensive production capability and the exclusive services of established industry talent. iNTELEFILM intends to seek additional acquisitions to further broaden its offering of services with the objective of enhancing overall profit margins and leveraging its pool of talent and technical expertise to capitalize on the convergence of short-form video content and technologies of broadband Internet delivery systems. Individual companies managed under the iNTELEFILM umbrella include Chelsea Pictures, New York, Los Angeles and Sydney, Australia; Curious Pictures, New York and San Francisco; The End, Los Angeles and New York; and webADTV.com, Inc., Minneapolis. iNTELEFIL trades on the Nasdaq National Market under the symbol "FILM." Additional information on the company can be found in the company's filings with the Securities and Exchange Commission and on the Company's Web site at www.intelefilm.com.



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Certain statements made in this press release of a non-historical nature constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1985. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions and the risk and uncertainties described in the Company's Form 10KSB Report as filed with the Securities and Exchange Commission for year ended December 31, 1999.